Exhibit 10 (b)
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 11th day of April, 2008, by and between THE TAUBMAN COMPANY ASIA LIMITED, a Cayman Islands company (“Employer”), and MORGAN PARKER, of Unit 5, 179 Baroona Road, Rosalie, QLD 4064, Australia (“Executive”).
SECTION 1. SERVICES; TERM
     1.1 Engagement. Employer has employed and, subject to the provisions of this Agreement, shall continue to employ Executive, and Executive shall serve Employer as President. In such capacity, Executive shall be responsible for the day-to-day operations of Employer and its subsidiaries and affiliates in Asia, and shall seek out and, at the direction and subject to the approval of Employer’s Board of Directors (the “Board”) and Chief Executive Officer (the “CEO”), negotiate transactions, and shall perform such other services for and on behalf of Employer as directed from time to time by the CEO or the Board, all in accordance with the business purposes of Employer. Executive shall have such corporate power and authority as shall reasonably be required to enable the discharge of his duties in office. For the term of this Agreement, Executive shall report to the CEO.
     1.2 Duty to Employer. For so long as Executive shall be employed hereunder, Executive shall devote all of’ his business time, energy and ability to the business, affairs and interests of Employer and its subsidiaries and to matters related thereto, shall faithfully and diligently promote Employer’s interests and shall perform the services contemplated by this Agreement. Executive agrees to observe and comply with the rules and regulations of Employer as adopted by the Board respecting the performance of Executive’s duties and agrees to carry out and perform all such reasonable orders, directions and policies of Employer, its Board and its CEO as they may be, from time to time, stated either orally or in writing.
     1.3 Board Seat. Employer’s sole shareholder, Taub-Co Asia Management, Inc., a Cayman Islands company, has appointed Executive to serve on the Board as a director and agrees to continue such appointment for the Term. Executive has accepted such appointment and agrees to continue to serve on the Board as a director for the Term.
     1.4 Affiliates. Executive agrees to serve, without additional remuneration, on the board of directors or in such executive capacity for one or more Asian affiliates of Employer, including, without limitation, direct or indirect subsidiaries of Employer, as the Board or the CEO may from time to time request. In such capacity, Executive agrees to faithfully and diligently promote the business, affairs and interests of Employer and such affiliates.
     1.5 Term. Unless earlier terminated, Employer shall employ Executive, and Executive shall serve Employer, in accordance with the provisions of this Agreement (i) for the term (the “Initial Term”) commencing on the Effective Date (as defined below) and continuing through to the date which is thirty-six (36) months after the Effective Date and (ii) thereafter, on the expiration of the Initial Term or any renewal term, Executive’s employment hereunder will be automatically renewed for an additional period of twelve (12) months commencing immediately following such expiration unless either Employer or Executive gives written notice at least ninety (90) days prior to the expiration of the Initial Term or such renewal term declining to renew Executive’s employment hereunder. For purposes of this Agreement, the Initial Term, together with all renewal terms, shall be referred to as the “Term.” “Effective Date” means April 11, 2008.
SECTION 2. COMPENSATION
     2.1 Salary. Executive will be paid a salary of US$1,100,000.00 per annum, in equal installments at the end of each month, until the end of the Initial Term, or if sooner, until Executive’s termination of employment for other than “good reason,” or termination of Executive’s employment for “good cause” or termination of Executive’s employment for death or disability. Employer and Executive agree to review the salary annually to determine whether any increase is appropriate; however, Employer will make the final decision in its sole discretion. In addition, Executive will have the potential to earn an annual bonus of up to US$400,000.00 if Executive’s performance exceeds expectations. The actual bonus to which Executive will be entitled will be determined and paid during the first quarter of the subsequent calendar year based on Employer’s and Executive’s performance, as determined by Employer in good faith. Following the Initial Term, Executive’s salary and annual bonus will be determined pursuant to good faith negotiation between Employer and Executive. Employer shall consider any reasonable proposal from Executive to structure payment of his salary to achieve tax efficiencies.
     2.2 Benefits.
          (a) For the duration of Executive’s employment hereunder, Employer will provide Executive with the following benefits:

Company Car:	Employer will pay up to US$2,500 per month toward the cost of Executive leasing a car of Executive’s choice.

Home Office:	Subject to Employer’s review and approval of costs incurred in connection therewith, Employer will pay up to US$200 per month to reimburse Executive for maintenance of a home office.

Business Club:	Employer will pay for Executive’s membership in a business/recreation club acceptable to Employer in its reasonable discretion.
Executive shall provide Employer with receipts to substantiate any expenses subject to payment or reimbursement by Employer hereunder.
          (b) To the extent that Executive meets eligibility requirements applicable to employees generally in any benefit plan of Employer, Executive shall be entitled to participate in such plan.
          (c) Except as explicitly provided otherwise in this Agreement, Executive shall not participate in or be eligible to participate in any bonus, pension, profit, severance or incentive compensation plan of Employer or any of its affiliates. In no event shall Executive be entitled to benefits under both an Employer (or affiliate) plan and a comparable plan of any other entity, and in no event shall Executive be entitled to duplicative benefits under any plans of Employer and/or its affiliates or such other entities. Except insofar as benefits are explicitly granted in the other provisions of this Agreement, Employer reserves the right to modify, suspend or discontinue any and all benefit plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Executive.
     2.3 Vacation.
          (a) Executive shall be entitled to up to twenty-five (25) days of paid vacation each twelve (12) month period. Paid vacation shall accrue on a pro rata basis from the Effective Date. Vacation time will continue to accrue so long as Executive’s total accrued vacation does not exceed four (4) weeks at any time.
          (b) In addition to such vacation time as is provided in paragraph (a) above, in each calendar year, Executive shall be entitled to such statutory holidays as are required by Hong Kong law.
     2.4 Taxation. Executive shall be solely responsible to pay all taxes and any other imposts as may be levied or assessed by any competent authority on any sums paid and/or other benefits provided to Executive by Employer. All compensation payable hereunder, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.
SECTION 3. BUSINESS EXPENSES
     During the term of this Agreement, to the extent that such expenditures constitute ordinary and necessary business expenses, Employer shall reimburse Executive promptly, for reasonable business expenditures, including travel, entertainment and business meetings, substantiated in accordance with policies, practices and procedures established from time to time by the Board and incurred in pursuit and furtherance of Employer’s business and good will.
SECTION 4. TERMINATION
     Executive shall continue to be employed by Employer hereunder until such time as his employment is terminated pursuant to this Section 4 or otherwise expires in accordance with Section 1.5.
     4.1 Termination by Employer.
          (a) Disability. In the event that Executive shall fail, because of illness, incapacity or injury which is determined to be total and permanent by a physician selected by Employer or its insurers to render for three (3) consecutive months or for shorter periods aggregating sixty (60) or more business days out of seventy-five (75) business days in any twelve (12) month period, the services contemplated by this Agreement, Executive’s employment hereunder may be terminated by written notice of termination from Employer to Executive.

          (b) Death. In the event of Executive’s death, Executive’s employment hereunder shall be deemed automatically terminated.
          (c) For Cause. Employer may terminate Executive’s employment hereunder at any time for “good cause” by written notice of termination to Executive if
     (1) Executive has either been convicted in court in relation to his personal dishonesty or negligent or willful professional misconduct, or following submission to the HKIAC by Employer, an arbitral tribunal shall determine that Executive could be convicted in court in relation to his personal dishonesty or negligent or willful professional misconduct;
     (2) (i) Executive has either been found civilly liable by a court or arbitral panel in relation to his personal dishonesty or negligent or willful professional misconduct, or following submission to the HKIAC by Employer, an arbitral tribunal shall determine that Executive could be found civilly liable by a court in relation to his personal dishonesty or negligent or willful professional misconduct, and (ii) in the case of civil liability for dishonesty or willful misconduct, the damages that may be assessed against Executive, together with all damages that may be assessed or have been assessed against Executive in respect of any other similarly actionable dishonest or willful action, are not less than US$10,000, or in the case of civil liability for negligence, the damages that may be assessed against Executive, together with all damages that may be assessed or have been assessed against Executive in respect of any other similarly actionable negligence, are not less than US$1,000,000;
     (3) the Board, acting in good faith, shall determine that Executive has materially breached any fiduciary duty to Employer;
     (4) the Board, acting in good faith, shall determine that Executive has engaged in habitual drug or alcohol abuse which materially impairs his ability to perform his duties;
     (5) the Board, acting in good faith, shall determine that Executive has violated any law, rule or regulation which would have a material adverse impact on Employer or has committed a crime (other than minor traffic violations or similar offenses);
     (6) the Board, acting in good faith, shall determine that Executive is insane or legally incompetent to manage his business affairs;
     (7) Executive has filed, or consented to, any petition or other proceeding in bankruptcy with respect to himself;
     (8) any third party has filed a petition or instituted any other proceeding which is not stayed within sixty (60) days of such filing seeking to find Executive bankrupt or insolvent; or

     (9) the Board, acting in good faith, shall determine that Executive has breached any of the provisions of this Agreement which breach is not cured within thirty (30) days after Employer notifies Executive thereof in writing.
          (d) Without Cause. Employer shall have the right to terminate Executive’s employment with Employer at any time by one hundred eighty (180) days’ prior written notice of termination from Employer to Executive.
     4.2 Termination by Executive.
          (a) For Reason. Executive may terminate his employment hereunder at any time for “good reason” by written notice of termination to Employer in the event that (i) Employer has materially breached any of the provisions of this Agreement, including without limitation, any failure to pay Executive compensation due hereunder or any reduction in Executive’s salary during the Initial Term below the amount provided in Section 2.2, which breach is not cured within thirty (30) days after Executive notifies Employer thereof in writing and (ii) any significant change in the duties and responsibilities of Executive inconsistent in any material and adverse respect with Executive’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities.
          (b) Without Cause. Executive may, at any time, terminate his employment hereunder upon giving Employer at least ninety (90) days’ prior written notice.
     4.3 Effects of Termination.
          (a) Payment of Salary. In the event that, prior to the end of the Initial Term and each renewal term, Executive’s employment is terminated by Employer for other than “good cause,” or is terminated by Executive for “good reason,” Executive’s salary shall continue to be paid to him until the end of the Term; provided, however, that (i) subject always to Executive’s obligations under Section 6.1, Executive shall in good faith endeavor to find other comparable employment, and (ii) any salary continuation due to him under this paragraph will be subject to reduction on a dollar-for-dollar basis according to any cash compensation earned by him after the second anniversary of the Effective Date as a result of such other employment.
          (b) Resignation from Other Positions. At such time as Executive’s employment hereunder ceases, Executive shall, at Employer’s request, resign immediately from any and all directorships or other positions which Executive may hold with respect to Employer or any subsidiary thereof.
          (c) Resignation and Release of Claims. Promptly following expiration or termination of Executive’s employment hereunder, Executive shall execute and deliver to Employer a Resignation and Release of Claims in substantially the form attached hereto as Exhibit A.

     4.4 Remedies on Termination.
          (a) No Limitation. Employer’s exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law or in equity or under this Agreement.
          (b) Exclusive Remedy. Upon expiration or termination of Executive’s employment hereunder, Executive agrees that payment of the amounts required by Section 4.3(a) shall constitute the sole and exclusive obligation of Employer in respect of Executive’s employment with and relationship to Employer and that Executive shall not be entitled to any other remedy for termination of his employment hereunder except for such payment, all in accordance with the terms hereof and subject to any limitations hereunder. Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of Executive’s employment hereunder.
SECTION 5. REPRESENTATIONS AND WARRANTIES
     5.1 Representations and Warranties of Each Party. Each party hereto represents to the other as follows:
          (a) Such party has the authorization power and right to execute, deliver and fully perform its obligations hereunder in accordance with the terms hereof,
          (b) This Agreement does not require any authorization, consent, approval, exemption or other action by any other party and does not conflict with or result in the breach of the terms, conditions or provisions of, constitute a default under, or result in a violation of any agreement, instrument, order, judgment or decree to which such party is subject.
     5.2 Additional Representations and Warranties of Executive. In addition to the representations and warranties given above, Executive represents, warrants and covenants to Employer as follows:
          (a) Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder. There are no circumstances which will interfere with, or prevent, Executive using his best efforts in the course of his employment with Employer.
          (b) Executive will not bring to Employer for use in the performance of Executive’s duties hereunder any confidential or proprietary information or property of any other person without the express written consent of such other person.
          (c) Except as disclosed in writing to Employer, there are no prior, pending or existing customer complaints, or regulatory, self-regulatory, administrative, civil or criminal matters, or any other impediments that would affect Executive’s employment, licensing or registration. Should Executive become a subject of any such complaints, actions or matters, Executive agrees to immediately report such fact, in writing, to Employer.

          (d) Executive has no other agreements or understandings, written or oral, with Employer regarding compensation.
SECTION 6. NON-COMPETITION
     6.1 Non-Competition. Executive acknowledges that, in the course of his employment with Employer pursuant to this Agreement, he will become familiar with trade secrets and other confidential information concerning Employer and its affiliates and that his services have been and will be of special, unique and extraordinary value to the Company. Executive agrees that for the Term (and, if Executive’s employment hereunder is terminated or expires within ten (10) years after the Effective Date, for a period of one (1) year thereafter), he shall not in any manner, directly or indirectly, through any Executive Related Entity or otherwise, engage or be engaged, or assist any other person, firm, corporation, enterprise or business in engaging or being engaged, in the Line of Business in the Territory unless previously approved in writing by Employer.
     6.2 Conflicts of Interest. Without limiting the foregoing, without the prior express written authorization of the Board or such committee as may be designated from time to time by the Board to screen possible conflicts of interest between the activities of individual managers and Employer’s business, Executive shall not, directly or indirectly, during the Term and for one year thereafter, engage in any activity (a “Conflict of Interest”) competitive with or adverse to the business of Employer or its affiliates, whether alone, as a partner, or as an officer, director, employee or investor of or in any other entity. Notwithstanding anything to the contrary in the preceding sentence, it is expressly understood and agreed that:
          (a) Ownership by Executive of less than five percent (5%) in aggregate of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a securities exchange or publicly traded in the over-the-counter market shall not be deemed to constitute a Conflict of Interest.
          (b) It shall not be a Conflict of Interest for Executive to serve in any capacity with any civic, educational or charitable organization, provided that such activities and services do not interfere or conflict with the performance of his duties hereunder or create any conflict of interest with such duties.
     6.3 Non-Solicitation of Employees. Executive agrees that during the Term and for a period of one year thereafter, Executive will not, directly or indirectly, disrupt, damage, impair, or interfere with the business of Employer or any affiliate thereof by hiring, or allowing any Executive Related Entity to hire, any employee of Employer or any affiliate thereof or by soliciting, influencing, encouraging or recruiting any employee of Employer or any affiliate thereof to work for Executive or an Executive Related Entity.
     6.4 Severability of Provisions. Executive agrees that each of the restrictions set out in Sections 6.1, 6.2 and 6.3 above represents a separate and independent restriction, and that such restrictions are reasonable having regard to Executive’s position with Employer. If for any reason whatsoever, any one or more of such restrictions contained in such Sections shall, individually or taken together, be adjudged to go beyond what is reasonable for the protection of the legitimate interest of the Employer and its affiliates, such restriction or restrictions shall be severed from this Agreement without affecting the remainder of the provisions in this Agreement, which shall remain in full force and effect.
     6.5 Injunctive Relief. Executive agrees that the covenants and restrictions set out in Sections 6.1, 6.2 and 6.3 above are fair, reasonable and necessary and are reasonably required for the protection of Employer and its affiliates, having regard to Executive’s seniority and position with Employer. Executive also acknowledges that any breach by him of any provision of Sections 6.1, 6.2 and 6.3 above is likely to cause irreparable harm to Employer and its interests. Executive accepts that monetary damages are unlikely to adequately compensate Employer in such event, and hence, in the event of any actual or threatened breach of any provision of Sections 6.1, 6.2 and 6.3 above, Executive agrees that Employer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction to enjoin such breach (without being required to post any bond or other security therefor), and Executive expressly submits to the jurisdiction of any such court for this purpose. Executive also consents to the issuance by such court of a temporary restraining order to maintain the status quo pending the outcome of any substantive proceedings.
     6.6 Definitions. For purposes of this Section 6, the following capitalized terms shall have the meanings provided below:
     (1) “Executive Related Entity” means any person, firm, corporation, enterprise, or partnership, other than Taubman Properties Asia LLC, in which Executive holds any interest or in respect of which Executive serves as an officer, director, shareholder, investor or employee or serves as an advisor or consultant, or in relation to which Executive is otherwise affiliated.
     (2) “Line of Business” means investment in commercial properties and/or the development, operation or management of such properties.
     (3) “Territory” means the People’s Republic of China, the Hong Kong Special Administrative Region, the Macau Special Administrative Region, the Republic of China, the Republic of Korea, Japan, Singapore, Malaysia, Indonesia, Thailand, Cambodia, Vietnam, India, and Australia.
SECTION 7. COMPLIANCE
     Executive agrees to abide by all existing and future laws, all rules and regulations set forth by all competent regulatory agencies, exchanges, and self-regulatory bodies and Employer’s internal rules and regulations and policies and practices. Executive further agrees to submit to such supervision as may be necessary to ensure compliance therewith.
SECTION 8. MISCELLANEOUS
     8.1 Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of all or substantially all of the assets of Employer or a similar transaction in which the successor or assignee assumes (whether by operation of law or express assumption) all obligations of

Employer hereunder. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Amounts payable to Executive hereunder shall not be subject to sale, transfer, pledge, assignment or alienation other than by will or the laws of descent and distribution.
     8.2 Notices. Any notice or other communication to be delivered to any party hereto in connection with this Agreement shall be in writing and sent to the address for such party indicated below, or at such other address as such party may from time to time in writing designate to the other party:
          If to Employer:
The Taubman Company Asia Limited
c/o Taubman Asia Management Limited
Level 24, One Pacific Place
88 Queensway, Admiralty, Hong Kong
Facsimile: (852) 3607-1300
Attention: Chief Executive Officer
          With a copy to:
The Taubman Company LLC
200 East Long Lake Road
Bloomfield Hills, Michigan 48304
United States of America
Facsimile: +1-248-258-7601
Attention: General Counsel
          If to Executive:
Morgan Parker
5/179 Baroona Road
Rosalie
Queensland 4064
Australia
Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 8.2 and an appropriate confirmation of transmission is received, or (ii) if given by any other means, when actually delivered to the intended address.
     8.3 Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements, undertakings, commitments and practices relating to Executive’s employment by Employer or its affiliates. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an individual expressly so authorized by the Board.

     8.4 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.
     8.5 Choice of Law. This Agreement, the legal relations between the parties and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the relationship of the parties or the subject matter hereof shall be governed by and construed in accordance with the laws of New York applicable to contracts made and performed in such jurisdiction and without regard to conflicts of law doctrines, to the extent permitted by law.
     8.6 Arbitration. Subject to Section 6.5, any dispute, controversy or claim arising out of or in respect of this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of any party hereto, be submitted to and settled by arbitration conducted before a single arbitrator in Hong Kong under the auspices of the HKIAC. The arbitration tribunal shall apply the Rules of Arbitration of the United Nations Commission on International Trade Law. The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each party shall bear its own expenses, and Employer and Executive shall respectively bear one-half the aggregate amount of arbitration costs.
     8.7 Confidentiality; Proprietary Information. Executive agrees to not make use of, divulge or otherwise disclose, directly or indirectly any trade secret or other confidential or proprietary information concerning the business (including but not limited to its employees, services, practices or policies) of Employer or any of its Affiliates (“Confidential Information”) of which Executive may learn or be aware as a result of Executive’s employment during the Term, except to the extent such use or disclosure is (i) necessary to the performance of this Agreement and in furtherance of Employer’s best interests, (ii) lawfully obtainable from other sources, or (iii) authorized in writing by Employer. All records, files, documents, drawings, specifications, software, equipment and similar items relating to the business of Employer or its affiliates, including without limitation all records relating to customers (the “Documents”), whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Employer or such affiliates. Upon termination of employment, Executive agrees to promptly deliver to Employer all Documents in the possession or under the control of Executive. The provisions of this Section 8.7 shall survive the expiration, suspension or termination of this Agreement for any reason. In the event Executive becomes legally compelled to disclose any Confidential Information, then Executive will provide Employer with prompt notice thereof so that Employer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8.7. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Section 8.7, Executive will furnish only that portion of the Confidential Information which, in Employer’s reasonable judgment, is legally required unless applicable law (or an authority having jurisdiction thereunder) dictates otherwise.

     8.8 Place of Employment. The principal place of employment and the location of Executive’s principal office shall be in Hong Kong or such other place as shall be mutually agreed upon by Executive and Employer; provided, however, that Executive will be expected to engage in frequent travel as Employer may reasonably request or as may be required for the proper rendition of services hereunder.
     8.9 Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. Subject to Section 6.4, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.
     8.10 Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     8.11 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.
     8.12 Representation By Counsel; Interpretation. Employer and Executive each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
     8.13 Right of Offset. Employer shall have the right to set off, against any amount otherwise payable to Employee under this Agreement, any amount owed by Employee to Employer or to any affiliate of Employer, whether under this Agreement or otherwise.

     IN WITNESS WHEREOF the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement as of the date first-above written.

THE TAUBMAN COMPANY ASIA LIMITED, a Cayman Islands Company
By:	/s/ Robert S. Taubman
Its: Chief Executive Officer

By:	/s/ Morgan B. Parker
MORGAN PARKER

Solely for the purpose of Section 1.3 hereof:

TAUB-CO ASIA MANAGEMENT, INC., a Michigan corporation
By:	/s/ Robert S. Taubman
Its: President

Exhibit A
RESIGNATION AND RELEASE OF CLAIMS
     Reference is made to that certain Employment Agreement, dated as of April 11, 2008 (the “Employment Agreement”), between The Taubman Company Asia Limited (the “Employer”) and Morgan Parker. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Employment Agreement.
     I, Morgan Parker, hereby resign from all directorships or other positions which I may hold with Employer or its subsidiaries and affiliates.
     Except for the payment of amounts provided for in Sections 4.3(a) of the Employment Agreement, I hereby acknowledge that I have no outstanding claims whatsoever against Employer or any of its subsidiaries and otherwise discharge Employer and each of its subsidiaries from any claims which I may have against Employer or such subsidiary as of the date hereof.

Morgan Parker

Date: